Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer

6000 Central Highway	(856) 532-6603
Pennsauken, NJ 08109

J & J SNACK FOODS
ANNOUNCES
SALES AND EARNINGS

Pennsauken, NJ, July 23, 2012 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for its third quarter and nine months ended June 23, 2012.

Sales for the third quarter increased 10% to $226.3 million from $206.3 million in last year’s third quarter. For the nine months ended June 23, 2012, sales increased 12% to $588.6 million from $524.7 million in the last year’s nine months.  Last year’s net earnings for the third quarter and the nine months included a $6.6 million gain on bargain purchase of a business.  Without the benefit of this one time gain last year, net earnings increased 12% to $18.7 million ($0.99 per diluted share) in this year’s quarter compared to $16.7 million ($0.89 per diluted share) last year and for the nine months, earnings increased 6% to $34.6 million ($1.83 per diluted share) from $32.5 million ($1.73 per diluted share) last year.

Last year’s reported net earnings, which included the $6.6 million gain, were $23.3 million ($1.24 per diluted share) for the quarter and $39.1 million ($2.08 per diluted share) for the nine months.

Operating income increased 10% to $29.9 million this year from $27.1 million in the year ago period for the quarter.  For the nine months, operating income increased 5% to $54.6 million from $52.0 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “All of our business groups contributed to our results for the period.  During the quarter, we completed the expansion of our Moscow Mills, MO and Carrollton, TX facilities.  We continue to make progress expanding our soft pretzel products, including rolls and Bavarian sticks into new venues.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and  SLUSH PUPPIE frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, and MINUTE MAID*  frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes,  MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies, PATIO burritos and HAND FULLS and HOLLY RIDGE BAKERY filled handheld  products.  J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida; Colton, Vernon  and Norwalk, California; Holly Ridge, North Carolina; and Weston, Oregon.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

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	Consolidated Statement of Operations (unaudited) (in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 23,	June 25,	June 23,	June 25,
	2012	2011	2012	2011

Net Sales	$226,335	$206,328	$588,575	$524,691

Cost of goods sold	153,828	138,787	415,675	362,027
Gross Profit	72,507	67,541	172,900	162,664

Operating expenses
Marketing	19,892	18,462	54,955	51,404
Distribution	16,034	15,133	44,465	40,805
Administrative	6,873	6,355	19,158	17,890
Other general (income) expense	(183)	530	(305)	577
	42,616	40,480	118,273	110,676

Operating Income	29,891	27,061	54,627	51,988

Other income (expense)
Gain on bargain purchase of
a business	-	6,580	-	6,580
Investment income	397	251	1,132	694
Interest expense & other	11	(34)	(32)	(106)

Earnings before
income taxes	30,299	33,858	55,727	59,156

Income taxes	11,627	10,532	21,147	20,077

NET EARNINGS	$18,672	$23,326	$34,580	$39,079

Earnings per diluted share	$0.99	$1.24	$1.83	$2.08

Weighted average number
of diluted shares	18,947	18,829	18,917	18,766

Earnings per basic share	$0.99	$1.25	$1.83	$2.10

Weighted average number of
basic shares	18,886	18,700	18,850	18,639

	Consolidated Balance Sheets
	June 23, 2012	September 24, 2011
	(unaudited)
	(in thousands)
Cash & cash equivalents	$109,481	$87,479
Current marketable securities held to maturity	15,454	25,506
Other current assets	163,689	146,865
Property, plant & equipment, net	135,615	124,650
Goodwill	76,899	70,070
Other intangible assets, net	49,586	52,005
Marketable securities held to maturity	39,479	42,000
Other	3,256	2,241
Total	$593,459	$550,816
Current liabilities	$87,519	$75,848
Long-term obligations under capital leases	301	523
Deferred income taxes	41,024	41,050
Other long-term obligations	928	1,007
Stockholders’ equity	463,687	432,388
Total	$593,459	$550,816

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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